Revonergy Inc
Lamdmark House – 17 Hanover Square- London W1S 1HU
T: +44 (0) 208 359 1210 F: +44 (0) 207 900 6747

Revonergy Announces $500,000 Financing Agreement With Kodiak Capital Group, LLC

LONDON—( United Kingdom)—15th September 2010, Revonergy Inc. (OTCBB-RNRG) announces that it has entered into an agreement (the “Agreement”) with Kodiak Capital Group, LLC for the purchase of up to 50,000 Series A Redeemable Preferred Shares at $10 per share.

Revonergy Inc. has confirmed that it has signed a Preferred Stock Purchase Agreement with Kodiak Capital Group, LLC.  Under the terms of the agreement, Kodiak will purchase up to 50,000 shares of Revonergy’s Series A Redeemable Preferred Stock at $10 per share, in one or more tranches, for a total investment amount of up to $500,000.  At closing Kodiak will receive five year warrants to purchase 3,750,000 common shares of Revonergy.

“This financing will provide us with general working capital and funding for the costs of due diligence related to prospective acquisitions, that the company has been pursuing. We are very pleased to have this relationship with Kodiak which we expect will expand beyond this initial investment” said Ravi Daswani President & CEO of Revonergy Inc.

“We are very impressed with the experience and knowledge of the Revonergy management team,” said Lawrence Almagno Jr., of Kodiak Capital Group LLC, “We are firm believers in the business model that Revonergy has developed, its focus, and also with the prospective acquisitions. Our fund is focused upon finding young companies with potential, and in particular finding them first. We are excited about our relationship and investment, and we look forward to working with Revonergy for many years.”

About Revonergy Inc.

Revonergy Inc. is engaged in the acquisition, development and operation of renewable energy power plants globally. The Company is focused on renewable energy projects that have the potential to generate long-term stable cash flows and renewable energy credits.

Revonergy Inc
Lamdmark House – 17 Hanover Square- London W1S 1HU
T: +44 (0) 208 359 1210 F: +44 (0) 207 900 6747

For more information see http://www.revonergy.com

About Kodiak Capital Group

Kodiak Capital Group, LLC is engaged in assisting growth companies in all facets of their long-term strategy by providing capital and progressive business solutions. Kodiak manages a portfolio of investments in public and private equities. Founded in 2009, Kodiak has transacted in excess of $400 million in financing for companies across a multitude of industries, including biotechnology, business services, consumer products, defense, healthcare, Internet, manufacturing, medical devices, natural resources, oil and gas, renewable energy and wireless communications. Headquartered in New York City, Kodiak has assisted companies throughout North America, China and Australia.

Additional information can be found at website:  www.kodiak-capital.com

IMPORTANT DISCLAIMER: This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements in this press release. Additional risks and uncertainties are identified and described in the Company's SEC reports. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact:
Revonergy Inc.
Investor Communications
Jason Knox, UK +44 207 993 5700
jason.knox@revonergy.com